Exhibit 99.2

For Immediate Release:

              CorVu Appoints New Members to its Board of Directors

Minneapolis - February 16, 2005 - CorVu(R) Corporation (OTC BB: CRVU), the innovative thought leader in performance management software, today announced that Robert L. Priddy, and Robert L. Doretti have been appointed to CorVu's Board of Directors.

The new appointments follow the $6.5 million debt and equity financing that ComVest Investment Partners provided to CorVu Corporation. As part of the investment terms, ComVest designated two representatives for election to CorVu's Board of Directors.

Robert L. Priddy has had a long and successful career in the airline industry and has been an active private equity investor since 1987. Priddy was a founder and, from 1979 to 1987, served as Vice President and Chief Financial Officer, of Atlantic Southeast Airlines, Inc. ("ASA"). From 1981 to 1987, he was also a director of ASA. In May 1999, Delta Airlines acquired ASA for approximately $700 million in cash. Priddy was also one of the four founding partners of ValuJet Airlines, serving as Chief Executive Officer, Director and Chairman from 1992 to 1996. He continues to serve as a Director of AirTran Holdings, the successor company to ValuJet. Priddy was also the founder of Florida Gulf Airlines, a subsidiary of Mesa Airlines, where he served as President from 1991 to 1993. He also served as a Director of Mesa Airlines, Inc. during this period. From 1988 to 1991, he served as President and Chief Executive Officer of Air Midwest, Inc., for whom he also served as a director from 1987 to 1991. Priddy has been the Chairman and Chief Executive Officer of RMC Capital, LLC, a private investment firm, since its inception in 1995 and is currently a director of Microsulis Corporation. Mr. Priddy will serve as a member of the CorVu Board Audit Committee.

Robert L. Doretti was chairman, chief executive officer and president of ON Technology Corporation, a provider of software infrastructure solutions to large enterprises from 2000 through its acquisition by Symantec Corp. in February 2004. Doretti presided over a dramatic restructuring of the company in that time, taking the company from a loss to record revenue and profits in 2003. Doretti was nominated for the New England Entrepreneur of the Year for his work at ON Technology. Prior to joining ON Technology, Doretti was president and chief executive officer of Thinking Machines Corporation, a professional services and software provider of data mining and customer relationship management solutions. From 1968 -1986, Doretti worked with Wang Laboratories and served as SVP of US Operations for seven of those years, leading Wang during its growth years in Word Processing and mini-computer systems and solutions. Mr. Doretti will serve as a member of the CorVu Board Compensation Committee.

"The additions of Mr. Priddy and Mr. Doretti to our Board of Directors will further the goal to strengthen CorVu's operating potential," said Justin MacIntosh, president and CEO of CorVu Corporation. "Their proven leadership and financial expertise combined with the recent investment by ComVest, places CorVu in the position to quickly strengthen its financial viability and growth in the performance management software market."


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About CorVu Corporation
CorVu is the innovative thought leader in performance management software. The unique CorVu solution is a purpose-built application for tying performance metrics and key business processes to business strategy. Founded in 1990, CorVu enables strategy-focused companies and government agencies to drive breakthrough performance. For more information, visit www.corvu.com.


Forward-Looking Statements
This announcement contains statements regarding the Company's products, its sales and the anticipated growth in the market for performance management software that constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933. These statements appear in a number of places in this release. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risk that (i) the appointment of Mr. Priddy and Mr. Doretti does not help to strengthen CorVu's operating potential and, (ii) Mr. Priddy and Mr. Doretti's expertise does not strengthen CorVu's financial viability nor growth in the performance management software market. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of the various factors discussed herein.